Exhibit 10.2

FORM OF EXECUTIVE OFFICER

CHANGE IN CONTROL SEVERANCE

AGREEMENT FOR AGREEMENTS

ENTERED OR RENEWED ON OR AFTER 1 OCTOBER 20141

Dear [Executive]

Air Products and Chemicals, Inc. (“Air Products”) considers a sound and vital management to be essential to protecting and enhancing its best interests and those of its shareholders. In this connection, Air Products recognizes that, as is the case with any publicly held corporation, the possibility of a change in control of Air Products may develop, although no such change is now expected or contemplated.

The Management Development and Compensation Committee of the Air Products Board of Directors and the Board believe it imperative that the Company and the Board be able to rely upon key members of the Company’s management to continue in their positions and to act in the best financial interests of Air Products shareholders in the event of a bid, offer or proposal to take control of Air Products and following any change in control of Air Products. Therefore, the Committee and the Board have determined that appropriate steps should be taken to protect key members of the Company’s management against significant negative personal financial consequences that might result from a change in control, and to reinforce and encourage the continued attention and dedication of such key members of management to their duties without distraction should the possibility of a change in control of Air Products ever arise.

In order to induce you to remain in the employ of the Company and to assure your continued dedication and the availability of your advice and counsel during the possibility and pendency of, and following, a change in the control of Air Products, Air Products agrees that it will provide you, or cause you to be provided the severance benefits set forth in this change in control agreement (“the Agreement”) in the event your employment with the Company is terminated subsequent to a Change in Control under the circumstances described herein.2

1.	DEFINITIONS

“Act” means the Securities Exchange Act of 1934.

“Annual Incentive Plan” shall mean the Air Products and Chemicals, Inc. Annual Incentive Plan and/or any similar, successor or substitute short-term bonus plan, program or pay practice.

“Base Salary” shall mean your total annual salary payable by the Company in accordance with its normal compensation practices, including any amounts deferred pursuant to the Savings Plans or Code Section 125.

[1]	The agreement to be entered with Seifi Ghasemi, Chairman, President and Chief Executive Officer of the company, includes several provisions noted below that are slightly different from this Form of Agreement in accordance with the Employment Agreement entered into between the Company and Mr. Ghasemi dated June 17, 2014 filed as Exhibit 10.1 to the Company’s current report on Form 8-K dated June 18, 2014.
[2]	Mr. Ghasemi’s agreement also will provide that, “in such event the benefits under this Agreement shall not result in less favorable treatment of any element than you would receive if this Agreement did not apply.”

“Benefit Plans” shall have the meaning set forth in clause (F) under the definition of Good Reason.

“Board” shall mean the Board of Directors of Air Products.

“Bonus Plans” shall have the meaning set forth in clause (C) under the definition Good Reason.

“Cause” shall mean either of the following:

(A)	The willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by you of a Termination Notice for Good Reason), over a period of not less than forty-five days after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or

(B)	The willful engaging by you in gross misconduct materially and demonstrably injurious to the Company; provided that no act or failure to act on your part will be considered willful if done, or omitted to be done, by you in good faith and with reasonable belief that your action or omission was in the best interest of the Company, or if any member of the Board who was not a party to such act or omission had actual knowledge of it for at least twelve months.[3]

“Change in Control” shall mean the first to occur of any one of the events described below:

(i)	Stock Acquisition. Any “person” (as such term is used in Sections 13(d) and 14(d) (2) of the Act), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company, or a trustee of an employee benefit plan or trust sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fail to be elected by the shareholders of the Company;

[3]	Mr. Ghasemi’s agreement also will provide: “notwithstanding the foregoing, in no event will any conduct or omission be deemed Cause for purposes of this Agreement if it would not be Cause as defined by the Employment Agreement.”

(iii)	Business Combination. Consummation of a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction;

(iv)	Sale or Liquidation. The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing or anything in the Agreement to the contrary, if any payment under this Agreement is “deferred compensation” for purposes of Code Section 409A, the foregoing definition shall be modified to the extent necessary to avoid the imposition of an excise tax under Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Management Development and Compensation Committee of the Board or a successor Committee of the Board.

“Common Stock” means the common stock, $1 par value, of Air Products.

“Company” means Air Products and any successor in interest thereto, and any affiliate of Air Products in which it holds, directly or indirectly, a controlling interest and to whom your employment has been transferred with your consent.

“Contract Period” shall mean the period commencing on a Change in Control and ending two years following the Change in Control.

“Disability” shall exist where, as a result of your incapacity due to physical or mental illness or injury you have been absent from the performance of your duties with the Company for at least six consecutive months. 4

“Fair Market Value” shall have the meaning set forth in the Long-Term Incentive Plan.

“Fiscal Year” shall mean the fiscal year of the Company which commences on October 1 of each calendar year and ends on September 30 of the following calendar year, or such other fiscal year as the Company may adopt for keeping its financial records.

“Good Reason” shall mean the occurrence of any of the following without your consent:

A.	A material adverse change, during the Contract Period, in your position or office with the Company, or a material diminution in the duties, reporting responsibilities and authority with the Company which you held and performed during the ninety-day period immediately preceding the beginning of the Contract Period, or an assignment to you of duties or responsibilities, which are materially inconsistent

[4]	Mr. Ghasemi’s Agreement also will provide: “Employment Agreement shall mean the Employment Agreement entered between you and the Company dated 17 June 2014.”

with your status or position with the Company immediately prior to the Change in Control; provided that, any of the foregoing in connection with termination of your employment for Cause, Retirement or Disability shall not constitute Good Reason. Your determination that any of the foregoing has occurred shall be presumed to be correct, unless refuted by the Company by clear and convincing evidence.

B.	The failure by the Company to pay you a Base Salary, in substantially equal installments conforming with the Company’s normal pay practices, at a rate at least equal to your Base Salary rate in effect immediately before the beginning of the Contract Period or a failure to increase such Base Salary each year, beginning one year after the last increase in your Base Salary occurring before the beginning of the Contract Period, by an amount which at least equals, on a percentage basis, the average annual percentage increase in your Base Salary during the three full Fiscal Years immediately preceding the beginning of the Contract Period; provided, however, that the Company may reduce your Base Salary or adjust your Base Salary on a smaller percentage basis if such reduction or adjustment is no less favorable to you on a percentage basis than the average annual percentage reduction or adjustment during the applicable Fiscal Year for all Highly Compensated Employees.

C.	The failure by the Company to continue the Annual Incentive Plan or initiate and maintain other similar plans, programs or practices (collectively, the “Bonus Plans”), in each case on terms that provide to you, beginning no later than the beginning of the first Fiscal Year after the beginning of the Contract Period, annual incentive opportunities (i) at least equal in amount to your “Target Annual Bonus” under the Annual Incentive Plan for the Fiscal Year immediately preceding the beginning of the Contract Period, and (ii) payable upon the attainment of performance targets that are comparable (both in type and level of difficulty) to those established under the Annual Incentive Plan during the three Fiscal Years immediately preceding the beginning of the Contract Period; provided, however, that the Company may reduce or adjust your annual incentive opportunities to a lower amount if such reduction or adjustment is on a basis no less favorable to you than the basis upon which it reduces or adjusts annual incentive opportunities under the Bonus Plans or comparable plans for all Highly Compensated Employees during the applicable Fiscal Year;

D.	The failure by the Company to continue the Long-Term Incentive Plan or initiate and maintain other plans, programs or practices (collectively, the “Incentive Plans”), in each case on terms that grant to you, beginning no later than the beginning of the first Fiscal Year after the beginning of the Contract Period, annual awards that are at least equal in the aggregate to the average value, determined based on valuation models normatively used by publicly held corporations of similar size to the Company in setting long term incentive compensation levels, of your aggregate annual awards granted each year for the last three Fiscal Years preceding the beginning of the Contract Period; provided, however, that if the Company provides the Incentive Plans or comparable plans for Highly Compensated Employees, the Company may maintain the level of awards granted to you each year under the Incentive Plans at a lower value if such benefits are determined on a basis no less favorable to you than for all Highly Compensated Employees during the applicable Fiscal Year.

E.	The material breach by the Company of any of its obligations under this Agreement, any other agreement entered into by you and the Company, or a continued arbitrary refusal by the Company to pay you your accrued benefits under any benefit plan, program or arrangement maintained by the Company and in which you are a participant;

F.	A material reduction in your aggregate benefits under, or a failure by the Company to continue in effect, any employee pension benefit or welfare benefit plan, program or practice in which you are eligible to participate immediately before the beginning of the Contract Period, including but not limited to, the Pension Plans, the Savings Plans, and the Company’s life insurance, medical, dental, health and accident, disability, severance and paid vacation plans, programs and practices (such plans, programs and practices herein together referred to as the “APCI Benefit Plans”), or, in lieu thereof, to initiate and maintain other plans, programs or practices providing you with benefits substantially similar in type and amount to those under the APCI Benefit Plans, with your aggregate benefits under the APCI Benefit Plans and such similar benefit plans (together, the “Benefit Plans”) being comparable in type and amount to your benefits under the APCI Benefit Plans immediately before the beginning of the Contract Period, or the Company’s failure to maintain for you any other material fringe benefit or perquisite enjoyed by you immediately before the beginning of the Contract Period; provided however that the Company may reduce or adjust the aggregate benefits payable to you if such reduction is on a basis no less favorable to you than the basis on which the Company reduces or adjusts aggregate benefits payable with respect to Highly Compensated Employees.

G.	Any purported termination of your employment for Disability or for Cause which is effected in breach of the procedures required in Section 3.

H.	The breach by the Company of its obligations to obtain the written assumption of this Agreement by any successor of the Company prior to the effectiveness of any such succession.

I.	A requirement by the Company that you relocate your principal place of employment by more than fifty (50) miles from the location in effect immediately prior to the Change in Control.

Notwithstanding anything to the contrary contained herein, your termination of employment will not be treated as for Good Reason as the result of the occurrence of any event specified in the foregoing clauses A through I (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, you provide written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. The Company will have 30 days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, you will not be permitted to terminate your employment for Good Reason. If, at the end of the Cure Period, the Good Reason Event has not been remedied, your voluntary termination of employment will be treated as for Good Reason during the 90-day period that follows the end of the Cure Period. If you terminate employment during such 90-day period, so long as you have delivered the written notice to the Company of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, for purposes of the payments, benefits and other entitlements under this Agreement, the termination of your employment pursuant thereto shall be deemed to be a termination before the expiration of this Agreement. If you do not terminate employment during such 90-day period, you will not be permitted to terminate employment and receive the payments and benefits set forth under this Agreement as a result of such Good Reason Event.

“Highly Compensated Employees” shall mean the highest paid one percent of employees of the Company together with all corporations, partnerships, trusts, or other entities controlling, controlled by, or under common control with, the Company.

“Incentive Plans” shall have the meaning set forth in clause (D) under the definition of Good Reason.

“Long Term Incentive Plan” shall mean the Air Products and Chemicals, Inc. Long Term Incentive Plan and/or any similar, successor or substitute long-term incentive compensation plan or program.

“Notice Date” shall mean the date a Termination Notice prepared by the Company or you is received by you or the Company, respectively.

“Pension Plans” shall mean, the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees, as amended from time to time together with any similar, succeeding or substitute plan, and the Supplementary Pension Plan of Air Products and Chemicals, Inc. as amended from time to time, together with any similar, succeeding or substitute plan, and any private annuity or pension agreement between you and the Company. 5/6

“Retirement” shall mean (1) your voluntary retirement with an immediate non-actuarially reduced pension under the Pension Plans, provided that Termination for Good Reason before attaining normal retirement age under the Pension Plans shall not be deemed a Retirement for purposes of this Agreement even though you are eligible for and elect to receive, an immediate non-actuarially reduced pension under the Pension Plans, or (2) Termination of Employment in accordance with any retirement arrangement other than under the Pension Plans which is established with your consent with respect to you, provided that Termination for Good Reason shall not be deemed a Retirement for purposes of this Agreement even though you are eligible to retire, and receive benefits under, any such retirement arrangement, or (3) mandatory retirement as set forth under a policy of the Company as it existed prior to the Change in Control or as agreed to by you following a Change in Control.

“Retirement Savings Plan” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time, together with any similar, succeeding or substitute plan.

“Savings Plans” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time, together with any similar, succeeding or substitute plan, and the Air Products and Chemicals, Inc. Deferred Compensation Plan, as amended from time to time, together with any similar, succeeding or substitute plan.

[5]	Mr. Ghasemi’s agreement will not contain this definition as he is not a participant in the Company’s defined benefit pension plans.
[6]	Mr. Ghasemi’s agreement will define “Retirement” as: “the expiration of the Term of the Employment Agreement on 30 September 2019.”

“Section 409A” shall mean Section 409A of the Code and the regulations thereunder as in effect from time to time.

“Target Annual Bonus” shall mean your target bonus under the Annual Incentive Plan which is approved by the Committee for the applicable Fiscal Year or, if no such target bonus has been determined for such Fiscal Year, such target bonus for the most recent Fiscal Year for which one was determined;

“Termination Date” means the effective date of a Termination of Employment for any reason, including death, Disability, or Retirement, whether by the Company or you, subject to subsection 3B.

“Termination”, “Termination of Employment” or “Termination of your Employment” shall mean the termination of your employment with the Company, whether by you or the Company.

“Termination Notice” shall mean the notice required by Subsection 3A.

2.	TERM OF AGREEMENT

This Agreement will commence on the date of your signing hereof and will continue while you are in the active employment of the Company until 30 September 2014 and, beginning on 1 October 2014 and each one year anniversary thereof, the term of this Agreement will automatically be extended for one additional year unless, at least (90) ninety days prior to such date, either party gives written notice to the other that it does not wish to extend this Agreement. Notwithstanding any such written notice, if a Change in Control shall have occurred prior to receipt of the notice or does occur within (90) ninety days of receipt of the notice, the attempted termination of the Agreement by the Company shall be ineffective and the Agreement shall continue until the end of the Contract Period. If a Change in Control otherwise occurs during the term of this Agreement, this Agreement will continue in effect until the end of the Contract Period.

3.	TERMINATION PROCEDURES

A. Termination Notice. During the Contract Period, any Termination of Employment by the Company or by you must be communicated by a written Termination Notice to the other party hereto. The “Termination Notice” must (i) specify the Termination Date; (ii) indicate the specific provisions in this Agreement, if any, applicable to the Termination and set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for application of the provision so indicated; and (iii) if given by the Company to you for other than Disability or Cause, specify, with supporting calculations, the amount the Company believes to be payable to you under this Agreement as a result of such Termination.

B. Termination Date. “Termination Date” shall be: (i) if your employment is terminated due to your death, the date of your death, (ii) if your employment is terminated for Disability, at least forty-five days after the Termination Notice is given (provided that you have not returned to the full-time performance of your duties during such period), and (iii) if your employment is terminated for any other reason, the date specified in the Termination Notice by the party giving the Notice, which date must be at least forty-five days after the Termination Notice if given by the Company for any reason other than Cause.

4.	COMPENSATION UPON TERMINATION OF EMPLOYMENT.

A. Termination for Cause, Death, Disability, or Retirement. If during the Contract Period the Company terminates your employment for Cause, or your employment terminates due to death, Disability or Retirement, the Company shall pay to you as soon as practicable but no later than 30 days after the Termination Date (i) your Base Salary to the extent earned but unpaid as of the Termination Date and vacation pay accrued through the Termination Date, plus (ii) any benefits or awards which have been earned by you or become payable to you under any policy or employee compensation or benefit plan of the Company. 7 The benefits payable to you due to your death, Disability, Retirement or other Termination of Employment under all Benefit Plans, Bonus Plans and Incentive Plans in which you are participating before such Termination of Employment, will be paid as provided under such plans and the Company will have no further obligation.

B. Termination other than for Cause, Death, Retirement or Disability or for Good Reason. If during the Contract Period the Company terminates your employment other than for death, Retirement, Disability or Cause (it being understood that a purported termination for Disability or Cause which is disputed and finally determined not to have been proper or which is not effected in accordance with the procedures required in Section 3 will be a Termination other than for Cause or Disability), or you terminate your employment for Good Reason, then Air Products will provide you or cause you to be provided the payments and benefits described below in this Subsection 4B.

(i) Cash Payment. The Company will pay to you on or before the tenth day following your Termination Date, a lump sum cash payment equal to the sum of the following amounts:

(a) Your earned but unpaid Base Salary through your Termination Date at the higher of the rate in effect on the Termination Date or the rate in effect immediately before any purported reduction in your Base Salary constituting Good Reason and the vacation pay that you accrued through the Termination Date.

(b) The product of (I) the amount of the Target Annual Bonus for which you would have been eligible if you had been employed by the Company on the last day of the Fiscal Year (or other bonus performance cycle that includes your Termination Date), multiplied by (II) a fraction of which the numerator is the number of days which have elapsed through the Termination Date in such Fiscal Year (or, if applicable, such other bonus performance cycle that includes your Termination Date) and the denominator is 365 (or, if applicable, the number of days in such other performance cycle that includes your Termination Date).

(c) Two8 times the sum of (I) your Base Salary at the rate required by subparagraph (i)(a) above and (II) the Company matching contributions made and/or accrued in respect of your contributions to or deferrals under the Savings Plans during and/or for the last full Fiscal Year of the Company preceding your Termination Date.

[7]	Mr. Ghasemi’s agreement also will provide: “or under the Employment Agreement.”
[8]	Three for Mr. Ghasemi.

(d) Two9 times the Target Annual Bonus for the Fiscal Year or other bonus performance cycle in which your Termination Date occurs.

(e) (I) If you are a participant in the Pension Plans and are not a Core Contribution Participant under the Retirement Savings Plan, a pension payment equal to the difference between the actuarial present values as of the Termination Date of:

(A) your accrued vested pension benefits under the Pension Plans, calculated assuming that payment of the benefits will commence in the form of a straight life annuity on the earliest date on which you could commence payment if you are eligible for an early retirement subsidy on any portion of your accrued benefits on the Termination Date, or on the first day of the month after you attain age 65 if you are not; and

(B) your accrued vested pension benefits under the Pension Plans calculated by adding two years of service to the actual service credited under such plans for benefit accrual and vesting purposes and including any early retirement subsidy available under the Pension Plans (as in effect immediately prior to the beginning of the Contract Period) for which you are not eligible due to termination before satisfying age and service requirements for such subsidy, and assuming that your benefit will commence in the form of a straight life annuity on the earliest date on which you could retire and commence a benefit under the Pension Plans.

For purposes of calculating the actuarial present values of (A) and (B) above, the interest rate shall be the average of the average monthly yields for municipal bonds published monthly by Moody’s Investors’ Service Inc. for the three months immediately preceding your Termination Date and the life expectancy assumptions shall be those most frequently used by the Pension Plans’ actuaries for other purposes. The calculation of the pension payment described in this subparagraph shall be made by a nationally recognized firm of enrolled actuaries acceptable to you and the Company. The Company shall pay the reasonable fees and expenses of such actuarial firm. The calculation made by such actuarial firm shall be binding on you and the Company; or10

(II) If you are a Core Contribution Participant in the Retirement Savings Plan, a payment (in lieu of the payment described in clause (I) above) equal to the Company Core Contributions and Core Credits (as defined in the Savings Plans) that you would have received under the Savings Plans during the two-year11 period following the Termination Date assuming that (i) you remained actively employed by the Company during such two-year12 period, (ii) your Base Salary continued at the higher of the rate in effect on the Termination Date or the rate in effect immediately prior to any purported reduction in your Base Salary constituting Good Reason and (iii) your Annual Incentive Plan awards were equal in amount to the higher of the most recent award received prior to the Termination Date and the average of the awards available to you under the Annual Incentive Plan during and/or for each of the three full Fiscal Years immediately preceding the beginning of the Contract Period.

[9]	Three years for Mr. Ghasemi.
[10]	This provision will not be in Mr. Ghasemi’s agreement as he is not a participant in the Company’s defined benefit pension plans.
[11]	Three years for Mr. Ghasemi.
[12]	Three years for Mr. Ghasemi.

(f) For purposes of subparagraphs (i)(c), (i)(d) and (i)(e) of this Subsection 4B, in the event you have attained age 63 on or before your Termination Date, the amounts payable shall be reduced to an amount which bears the same proportion to the unreduced amount as the number of months preceding your sixty-fifth birthday bears to twenty-four. 13

(g) The amount of the payment described in (a)-(f) shall be reduced to the extent of any severance or redundancy benefit or payment sponsored by the Company and/or provided or required by applicable law or regulation, which is received by you on account of your Termination of Employment.

(h) If the amount of the payment described in (a)-(g) above, including a reduced amount calculated pursuant to paragraph 4(b)(vi) below, cannot be finally determined on or before the tenth day following the Termination Date, the Company will pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and will pay the remainder of such payment as soon as the amount thereof can be determined but in no event later than the thirtieth day after your Termination Date.

(ii) Insurance and Welfare Benefit Plans. The Company will provide for you and your dependents for two14 years following your Termination Date, benefits equivalent to those provided by the Company under all life insurance, medical, dental, health and accident, long term disability, long term care plans or programs in which you were participating on your Termination Date or, in the event of a reduction in such benefits constituting Good Reason, equivalent to those provided immediately before such reduction; provided that, such benefits will not be provided beyond the period of time during which they would have been provided to you under such plans or programs, as in effect on your Termination Date or immediately before a reduction constituting Good Reason, had you not been Terminated other than for death, Retirement, Disability or Cause or Terminated for Good Reason, and such benefits will be provided for at least the period during which they would have been provided to you were this Agreement not in effect. In the event of your death during such two-year15 period, benefits in respect of you or to your beneficiaries will be provided in accordance with the terms of such plans or programs as if you were actively employed by the Company on the date of your death. Any continuation of benefits pursuant to this subparagraph shall not run concurrent with any continuation rights provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and for purposes of applying COBRA with respect to your coverage under any group health plan, the end of coverage under this subparagraph shall be deemed to be the date of a qualifying event resulting from the termination of a covered employee. Except as specifically permitted by Section 409A, the coverage provided to you during any calendar year will not (A) affect the coverage to be provided to you in any other calendar year and (B) be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, the cost of continued benefits provided pursuant to this clause (ii) shall be shared by you and the Company in the same proportion and on the same terms as such costs were shared by you and the Company prior to your Termination Date or the proportion and terms in effect immediately prior to any purported change constituting Good Reason.

[13]	This provision will not be included in Mr. Ghasemi’s agreement.
[14]	Three years for Mr. Ghasemi.
[15]	Three years for Mr. Ghasemi.

(iii) Legal Fees and Expenses. The Company will reimburse you for all legal and other fees and expenses incurred by you as a result of Termination of Employment, including without limitation all such fees and expenses, if any, reasonably incurred in verifying the amount of the benefits owed by the Company under this Agreement, in contesting or disputing the fact or nature of any such Termination, in seeking to obtain or enforce any right or benefit provided by this Agreement and/or in connection with any tax audit or proceeding with respect to payments made or to be made hereunder. The Company will pay, to the fullest extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company of the validity or enforceability of, or liability under or as a result of, any provision of this Agreement or any guarantee of performance thereof. Any payment to you by the Company under this clause (iii) shall be limited to expenses incurred by you prior to the tenth anniversary of the expiration of this Agreement. All reimbursable expenses shall be reimbursed to you as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. The amount of expenses eligible for reimbursement during any calendar year will not (A) affect the amount of expenses eligible for reimbursement in any other calendar year or(B) be subject to liquidation or exchange for another benefit.

(iv) Outplacement Counseling. The Company shall, within 30 days of the Termination Date, make available to you at the Company’s expense, outplacement counseling at times and locations that are convenient to you, with a nationally recognized outplacement counseling firm. You may select the organizations that will provide the outplacement counseling. The outplacement services will be provided for a period of 12 months following the Termination Date.

(v) Interest on Unpaid Amounts. The Company shall pay you interest, compounded quarterly, on any unpaid amount determined to be payable by the Company to you under this Agreement from the date such amount would first have been payable to you during the Contract Period in accordance with the provisions of this Agreement until paid, such interest to be calculated on the basis of 120% of the applicable federal funds rate, as provided for in Section 1274(c) of the Code, in effect from time to time during the period of such nonpayment.

(vi) Long Term Incentive Plan Awards. Any awards granted to you under the Long Term Incentive Plan shall be treated in connection with a Change in Control in the manner provided under the Long Term Incentive Plan and your Award Agreements thereunder.

(vii) Potential Limit on Payments. Notwithstanding any other provision in this Subsection 4B, in the event that an excise tax under Code Section 4999 would be assessed on payments or other benefits to be received by you upon a Change in Control, you will be entitled to receive whichever of the following amounts would result in the largest aggregate amount being retained by you after the application of all applicable federal, state, and local taxes:

(a) All payments and other benefits described under paragraphs (i) through (vi) of this Subsection 4B; or

(b) Reduced payments and other benefits described under paragraphs (i) through (vi) of this Subsection 4B which have an aggregate value equal to the highest amount that, together with all other payments and benefits to be received by you which are parachute payments within the meaning of Code Section 4999, does not exceed three times your “base amount” (within the meaning of Code Section 280G).

The determination of whether (a) or (b) above would result in the largest aggregate amount being retained by you after taxes and the calculation of the amount described in (b) shall be made, at the Company’s expense, by a nationally recognized public accounting firm acceptable to you. If a reduced amount is to be paid under clause (b) above, you will be notified no later than the fifth day following the Termination Date and will be entitled to choose which payments and benefits you will receive and which will be reduced or eliminated in order for the total payments and benefits to be received by you to equal the value described in (b).16

(viii) Mitigation. You shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of your employment by another employer, except that any continued insurance and welfare benefits provided for by paragraph (ii) shall not duplicate any benefits that are provided to you and your family by such other employer and shall be secondary to any coverage provided by such other employer.

C. Tax Withholding: Survival of Obligations. Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company set forth in this Section 4 shall survive your Termination of Employment and the end of the Contract Period to the extent not previously performed in full.

5.	INDEMNIFICATION

If you are made a party or threatened to be made a party to or are otherwise involved at any time before or during the Contract Period in any action, suit or proceeding, other than one instituted by you or by the Internal Revenue Service, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that you are a party to this Agreement, you will be indemnified and held harmless by the Company, to the fullest extent permitted by applicable law (regardless of the outcome of the proceeding), against all

[16]	In lieu of this paragraph, Mr. Ghasemi’s agreement provides:

“The determination of whether (a) or (b) above would result in the largest aggregate amount being retained by you after taxes and the calculation of the amount described in (b) shall be made, at the Company’s expense, by a nationally recognized public accounting firm acceptable to you. If a reduced amount is to be paid under clause (b) above, the Company will provide you with notice of such determination no later than the fifth day following the Termination Date, and, unless you have given prior written notice to the Company specifying a different order and such right to give such directions would not be in violation of Code Sections 280G or 409A, the Company shall reduce or eliminate the payments or benefits provided in this Subsection 4B, by first reducing or eliminating the portion of such payments or benefits which are not payable in cash and then by reducing or eliminating vesting of whole shares not subject to Treasury Regulation 280G-1, Q&A 24(c) and then by reducing options subject to Treasury Regulation 280G-1 Q&A 24(c) and finally by reducing whole shares subject to Treasury Regulation 280G-1, Q&A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination made pursuant to the preceding sentence.”

expense, liability and loss (including attorney’s fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by you in connection therewith. You will notify the Company in the event of the commencement or threat of commencement of any proceeding in respect of which indemnity may be sought under this Section.

The Company will at its expense participate in and assume the defense of any such proceeding, including the employment of counsel chosen by it (and as to whom you have no reasonable objection) and the payment of the fees and disbursements of such counsel. You will cooperate with the Company in respect of such defense and may retain separate counsel at your expense to participate in such defense. In the event that, in the opinion of your counsel, you and the Company or any other executive represented by the Company’s counsel in such proceeding have a conflict of interest in respect of the proceeding, then you may employ counsel as separate counsel to represent or defend you in the proceeding and the Company will pay for the reasonable fees and disbursements of such counsel. The provisions of this paragraph shall be inapplicable to any proceeding instituted by the Company during the Contract Period which shall, as to your defense and fees and expenses thereof, be governed by paragraph (iii) of Subsection 4B hereof.

Your rights under this Section 5 are not exclusive of any other right which you may have or hereafter acquire under any statute, certificate of incorporation, by-law, agreement, insurance policy or otherwise, and shall survive your Termination of Employment and the end of the Contract Period.

6.	SUCCESSORS; BINDING AGREEMENT

Air Products will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Air Products, to expressly, by written agreement in form and substance satisfactory to you, assume and agree to perform this Agreement in the same manner and to the same extent that Air Products would be required to perform it if no such succession had taken place. As used in this Agreement, during the Contract Period “Air Products” means Air Products as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees, but neither this Agreement nor any of your rights or obligations hereunder may be assigned or pledged by you. If you should die while any amounts would still be payable to you under Subsection 4B hereof if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.	NOTICE

For purposes of this Agreement, notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as to you, addressed to your address set forth on the first page of this Agreement, and as to Air Products, addressed to the address printed on the first page of this Agreement or such other location as you know to be the chief executive offices of Air Products directed to the attention of the chief executive officer17 of Air Products with a copy to the secretary of Air Products. You and Air Products may change your respective notice addresses hereunder by furnishing such new address to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

8.	MISCELLANEOUS

A. Amendment; Waiver. Except as specifically provided in clause 9(G)(iv), no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company’s chief executive officer18 or another officer of the Company specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Notwithstanding the foregoing, prior to a Change in Control the Company may unilaterally amend this Agreement as may from time to time be required to assure that this Agreement does not violate or cause the Company to be in violation of applicable law or that any payment provided for hereunder would not be prohibited by applicable law; provided that all other employment or other agreements between the Company and other key members of its management substantially similar to this Agreement are similarly amended at such time.

B. Nondisclosure. You hereby ratify and affirm, and agree to be bound by, the terms and provisions of your Employee Patent, Copyright and Confidential Information Agreement with the Company dated                      (your “Employee Agreement”) during the Contract Period and thereafter in accordance with the terms of your Employee Agreement, which Agreement is incorporated by reference herein and made a part hereof as if set forth in full herein.

C. Exclusive Agreement. Except for your Employee Agreement19 and any similar, succeeding or substitute agreement between you and the Company, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Notwithstanding any other provision of this Agreement, this Agreement does not affect the Company’s right to terminate your employment or to alter your compensation, benefits, position or other terms and conditions of employment with the Company prior to a Change in Control, or your right to resign from employment with the Company prior to a Change in Control, and any such termination, resignation or other action with respect to your terms and conditions of employment prior to a Change in Control will give rise to no rights or obligations in either of the parties hereto under this Agreement.

D. Other Plans and Programs. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any such plan or program. Except as

[17]	General Counsel in Mr. Ghasemi’s agreement.
[18]	General Counsel in Mr. Ghasemi’s agreement.
[19]	Mr. Ghasemi’s agreement will also except his Employment Agreement.

expressly provided herein, amounts which are vested benefits or which you are otherwise entitled to receive under any plan or program of the Company at or subsequent to your Termination Date shall be payable in accordance with such plan or program, unless you should expressly waive your rights thereto in writing.

E. Governing Law; Validity; References to Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. All references herein to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections.

F. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

G. Section 409A.

(i) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owed by you to the Company or any of its affiliates.

(iii) If, at the time of your separation from service (within the meaning of Section 409A), (I) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (II) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(iv) Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

AIR PRODUCTS AND CHEMICALS, INC.

By:
Title:	Chairman, President, and Chief Executive Officer[20]

AGREED TO THIS DAY OF

Enclosure

[20]	Mr. Ghasemi’s agreement will be signed by another officer of the Company.